Exhibit 99.1

Date:   October 9, 2023

Subject:    Letter from Alfasigma CEO Francesco Balestrieri

It was a pleasure to meet with all of you during the All-Employee Update and in the Morristown offices. The Alfasigma leadership team and I appreciated the warm welcome, the thoughtful dialogue and transparent questions.

We believe that Intercept is a perfect match with Alfasigma’s core business area and an enabler of our strategic path to become a specialty company focused on GI/gut disorders. This intended acquisition is about seeking to expand our presence in the U.S. market and building on it as a platform for growth. As such, we will depend on you to drive the continued success of Ocaliva® and sustained progress of the pipeline programs.

Please know that during the transaction closing period and ensuing integration, we are committed to maintaining business continuity, minimizing disruption to daily activities, and communicating progress in a clear and timely manner.

Thank you for your continued dedication to Intercept’s business and commitment to the patients that you serve.

I look forward to talking with you again soon.

Kind regards,

Francesco

Additional Information and Where to Find It

The tender offer described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Intercept Pharmaceuticals, Inc. (the “Company”), nor is it a substitute for any tender offer materials that the Company or Alfasigma S.p.A. (together with its subsidiaries, “Alfasigma”) will file with the SEC. A solicitation and an offer to buy shares of the Company will be made only pursuant to an offer to purchase and related materials that Alfasigma intends to file with the SEC. At the time the tender offer is commenced, Alfasigma will file a Tender Offer Statement on Schedule TO with the SEC, and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE COMPANY’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be sent to all stockholders of the Company at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Alfasigma or the Company. Free copies of these materials and certain other offering documents will be made available by the Company by mail to Intercept Pharmaceuticals, Inc., 305 Madison Avenue, Morristown, NJ 07960, Attention: Corporate Secretary, by email at investors@interceptpharma.com, or by directing requests for such materials to the information agent for the offer, which will be named in the tender offer materials. Copies of the documents filed with the SEC by the Company will be available free of charge under the “Investors & Media” section of the Company’s internet website at https://ir.interceptpharma.com/investor-relations.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, the Company files periodic reports and other information with the SEC. The Company’s filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Forward Looking Statements

This communication contains forward-looking statements related to the Company, Alfasigma and the proposed acquisition of the Company by Alfasigma (the “Transaction”) that involve substantial risks and uncertainties. Forward-looking statements include any statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “goal,” “may,” “might,” “plan,” “predict,” “project,” “seek,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. In this communication, the Company’s forward-looking statements include statements about the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions to the consummation of the Transaction; statements about the expected timetable for completing the Transaction; the Company’s plans, objectives, expectations and intentions; the financial condition, results of operations and business of the Company and Alfasigma; the ability to successfully commercialize the Company’s product and product candidates and generate future revenues with respect to the Company’s product candidates; and the anticipated timing of the closing of the Transaction.

Forward-looking statements are subject to certain risks, uncertainties, or other factors that are difficult to predict and could cause actual events or results to differ materially from those indicated in any such statements due to a number of risks and uncertainties. Those risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include, among other things: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of the Company’s stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the Transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Transaction; the effects of the Transaction on relationships with employees, other business partners or governmental entities; the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; that Alfasigma may not realize the potential benefits of the Transaction; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; Transaction costs; actual or contingent liabilities; and other risks listed under the heading “Risk Factors” in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission, including current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K, as well as the Schedule 14D-9 to be filed by the Company and the Schedule TO and related tender offer documents to be filed by Alfasigma and Interstellar Acquisition Inc., a wholly owned subsidiary of Alfasigma. You should not place undue reliance on these statements. All forward-looking statements are based on information currently available to the Company and Alfasigma, and the Company and Alfasigma disclaim any obligation to update the information contained in this communication as new information becomes available.